Exhibit 99.1

WABCO Reports Q3 2008 Results; Continues Growth of Quarterly Sales and

Net Income Year on Year; Takes Actions to Mitigate Industry Downturn;

Updates Full-Year Projections

•	Record third quarter sales of $655 million, up 10 percent over prior year; up 2 percent in local currencies; all organic growth

•	EBIT margin of 10.1 percent, an expansion of 136 basis points over prior year; EBIT margin of 11.4 percent on a performance basis, an expansion of 97 basis points over prior year in local currencies

•	Quarterly diluted EPS of $0.97 on a U.S. GAAP basis; diluted EPS of $0.94 on a performance basis, up 45 percent over prior year

•

Updates full-year 2008 earnings projections; U.S. GAAP diluted EPS range estimated at $3.42—$3.52, a decrease of $0.29 to $0.33 from prior projection; performance diluted EPS range estimated at $3.85—$3.95, a decrease of $0.27 to $0.31 from prior projection

•

Initiated a $20 million profit improvement plan for Second Half 2008. Additionally, intends a reduction in workforce of approximately 1,000 positions, nearly half through attrition of temporary workers

BRUSSELS, Belgium – October 29, 2008 – WABCO Holdings Inc. (NYSE: WBC), a global technology leader and tier-one supplier to the commercial vehicle industry, today reported Q3 2008 sales of $655 million, up 10 percent over prior year and up 2 percent in local currencies, continuing the Company’s long track record of quarterly growth.

“This quarter, we continued to grow sales, increase income and demonstrate our ability to outperform the global commercial vehicle industry in all regions. At IAA Commercial Vehicles 2008, the world’s largest trade show for commercial vehicles, we introduced a powerful suite of new technologies and innovative systems, including OnGuardMax™, a breakthrough driver assistance technology, and the industry’s first autonomous emergency braking system,” said Jacques Esculier, WABCO Chief Executive Officer. “In October, we also initiated a major new opportunity in China for further growth in air disc brakes through our intended joint venture with GuangDong Fuwa Engineering Manufacturing Co., Ltd. (Fuwa), the world’s largest manufacturer of commercial trailer axles.”

WABCO reported Q3 2008 operating income of $62.2 million, up 14 percent over prior year on a U.S. GAAP basis. Performance operating income, which excludes separation and streamlining costs, rose to $71.1 million, up 10 percent over prior year and up 1 percent over prior year in local currencies.

“We continued to improve execution through the implementation of our WABCO Operating System. We achieved $15 million of productivity during Q3 2008 in spite of a decrease in production volume,” said Esculier. “We also realized $4 million out of a $20 million profit improvement plan for second half 2008 that was launched in Q3 in rapid response to reports of a potential slowdown in the demand for new commercial vehicles.”

WABCO reported Q3 2008 EBIT of $65.9 million, up 27 percent over prior year. Performance EBIT, which excludes separation and streamlining costs, rose to $74.8 million, up 21 percent over prior year and up 11 percent over prior year in local currencies.

WABCO’s EBIT margin in Q3 2008 increased to 10.1 percent, expanding 136 basis points over prior year. Performance EBIT margin increased to 11.4 percent, expanding 97 basis points over prior year in local currencies.

On a U.S. GAAP basis, Q3 2008 net income increased to $63.7 million or $0.97 per diluted share from a net loss of $0.3 million or $0.00 per diluted share a year ago. Included in reported net income for Q3 2008 was a one-time tax benefit of approximately $10.0 million for the reduction in a provision stemming from WABCO’s separation from the former American Standard Companies Inc. Excluding separation and streamlining costs, and one-time and discrete tax items, Q3 2008 performance net income increased by 36 percent to $61.3 million versus $45 million a year ago. Performance earnings per diluted share increased by 45 percent to $0.94 versus $0.65 per diluted share a year ago.

WABCO generated $103.9 million in net cash from operating activities in Q3 2008 and $78.4 million of free cash flow. Under its share buy-back program announced on August 1, 2007, the Company repurchased approximately 1.3 million shares for $53.5 million in open market transactions in Q3 2008, bringing the total number of repurchased shares year-to-date to 3.4 million shares for $153.5 million. Since commencement of this program, WABCO has repurchased 6.0 million shares or 8.8 percent of diluted shares outstanding at the time of spin-off. WABCO also paid $4.5 million in dividends in Q3 2008.

Recent Highlights

WABCO recently announced it has signed a letter of intent with Fuwa, the world’s and China’s largest manufacturer of commercial trailer axles, to form a joint venture for production of air disc brakes in China. The agreement is expected to be finalized by year-end. By partnering with Fuwa, WABCO expects to further enhance its development of the Chinese market as a major driver of growth as the Company prepares for the future expansion of the market for air disc brakes in China.

Also as reported, WABCO won a multi-year contract with ZF to supply commercial vehicle transmission automation systems. WABCO’s contract with ZF, one of the world’s leading automotive industry suppliers specializing in driveline and chassis technologies, is worth several hundred million U.S. dollars in cumulative sales into the next decade.

During the IAA 2008 trade show, WABCO introduced 14 new products and systems, including OnGuardMax™, a breakthrough driver assistance technology, and the commercial vehicle industry’s first system for autonomous emergency braking (AEB) in collision imminent situations with moving or stopped vehicles. WABCO’s revolutionary AEB system will be available worldwide to truck and bus original equipment manufacturers in 2010.

Updated Full-Year 2008 Projections

Due to current global economic conditions affecting industrial markets, WABCO has updated its expectation for 2008 sales growth to be between 5.5 and 6.5 percent in local currencies. WABCO has also updated its full-year U.S. GAAP and performance diluted EPS projections. The revised range for U.S. GAAP diluted EPS is $3.42 to $3.52, a decrease of $0.29 on the low end to $0.33 on the high end from prior projection; the revised range for performance diluted EPS is $3.85 to $3.95, a decrease of $0.27 on the low end to $0.31 on the high end from prior projection, $0.05 of which is due to updated foreign exchange rates. EPS on a performance basis excludes separation and streamlining costs, and one-time and discrete tax items. Additionally, WABCO has suspended share repurchases under the buy-back program.

In anticipation of further market declines, WABCO is initiating a process to reduce its total workforce by approximately 1,000 positions, nearly half through attrition of temporary workers, in accordance with local labor laws and practices.

“We are confident in our ability to continue outperforming the market, powered by our pipeline of new technologies, continuous global expansion, and increasing content-per-vehicle,” said Esculier. “Near term, we are taking the necessary actions to secure the continued success of WABCO.”

Conference Call

WABCO CEO Jacques Esculier and CFO Ulrich Michel will discuss WABCO’s results and outlook on a conference call at 8 a.m. Eastern Time today. It will be webcast at www.wabco-auto.com/investor-relations where the press release and financial information will be available under “WABCO Q3 2008 Results.”

The call is also accessible by telephone in listen only mode. Dial-in number is +1 719 325 2281 and U.S. toll-free dial-in number is 888 539 3613.

A replay of the call will be available from 11:00 a.m. Eastern Time on October 29 until midnight November 5, 2008. Replay dial-in number is +1 719 457 0820 and U.S. toll-free dial-in number is 888 203 1112. Pass code is 6412254.

About WABCO

WABCO Vehicle Control Systems is one of the world’s leading providers of electronic braking, stability, suspension and transmission automation systems for heavy duty commercial vehicles. Customers include the world’s leading commercial truck, trailer, and bus manufacturers. Founded in the U.S. in 1869 as Westinghouse Air Brake Company, WABCO was acquired by American Standard in 1968 and spun off in 2007. Headquartered in Brussels, Belgium, WABCO employs more than 7,700 people in 31 countries worldwide. In 2007, WABCO’s total sales were $2.4 billion. WABCO is a publicly traded company and is listed on the New York Stock Exchange with the stock symbol WBC. Website: www.wabco-auto.com

Forward-Looking Statements

Comments in this document contain certain forward-looking statements, which are based on management’s good faith expectations and beliefs concerning future developments. Actual results may differ materially from these expectations as a result of many factors. These factors include, but are not limited to, the risks and uncertainties described in the “Risk Factors” section and the “Forward Looking Statements” section of WABCO’s Form 10-K, as well as in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Information Concerning Forward Looking Statements” section of WABCO’s Form 10-Q Quarterly Reports. WABCO does not undertake any obligation to update such forward-looking statements. All market and industry data are based on Company estimates.

Non-GAAP Financial Measures

To facilitate understanding of Q3 and year-to-date 2008 results, several tables follow this news release. Sales excluding the effects of foreign exchange and EBIT are non-GAAP financial measures. Additionally, operating income, EBIT, net income and net income per diluted share on a “performance basis” are non-GAAP financial measures that exclude separation and streamlining costs, and one-time and discrete tax items, as applicable. Lastly, “free cash flow” presents our net cash provided by operating activities less net cash used in investing activities. These measures should be considered in addition to, not as a substitute for, GAAP measures. Management believes that presenting these non-GAAP measures is useful to shareholders because it enhances their understanding of how management assesses the operating performance of the Company’s business. Certain non-GAAP measures may be used, in part, to determine incentive compensation for current employees.

Attachment 1

•	Consolidated Statements of Income
•	Condensed Consolidated Balance Sheet
•	Consolidated Statement of Cash Flows

Attachment 2

•	Reconciliation of Net Income to Performance Net Income and Performance Net Income per Diluted Share
•	Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
•	Q3 2008 Data Supplement Sheet
•	Q3 2008 Year-To-Date Data Supplement Sheet
•	Reconciliation of Projected U.S. GAAP Net Income to Performance Net Income and EPS

Media, investors and financial analysts contact

Mike Thompson, +32 (2) 663 9854, mike.thompson@wabco-auto.com

Jason Campbell, +1 732 369 7477, jason.campbell@wabco-auto.com

WABCO HOLDINGS INC.

Consolidated Statements of Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
(Amounts in millions, except share data)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Sales	$655.0	$595.5	$2,133.3	$1,736.6
Cost of sales	480.2	437.6	1,550.2	1,274.1

Gross profit	174.8	157.9	583.1	462.5
Cost and expenses:
Selling and administrative expenses	86.1	73.8	267.0	217.0
Product engineering expenses	23.3	23.3	74.8	64.4
Other operating expense, net	3.2	6.2	11.1	14.1

Operating income	62.2	54.6	230.2	167.0

Equity (income)/loss of unconsolidated joint ventures	(5.0)	1.8	(8.1)	(7.0)
Other non-operating expense, net	1.3	1.0	5.7	7.7
Interest (income)/expense, net	(1.8)	2.1	(2.8)	5.0

Income before income taxes	67.7	49.7	235.4	161.3

Income taxes	4.0	50.0	43.4	90.2

Net income/(loss)	$63.7	$(0.3)	$192.0	$71.1

Net income per common share
Basic	$0.99	$—	$2.93	$1.04
Diluted	$0.97	$—	$2.89	$1.02
Common shares outstanding
Basic	64,501,931	68,064,081	65,499,553	68,109,003
Diluted	65,350,990	68,064,081	66,477,898	69,564,303

WABCO HOLDINGS INC.

Condensed Consolidated Balance Sheet

(Amounts in millions)	September 30, 2008	December 31, 2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$306.9	$183.2
Accounts receivable, less allowance for doubtful accounts: $6.6 in 2008; $6.4 in 2007	442.7	464.6
Inventories	187.2	177.4
Future income tax benefits	7.9	8.0
Other current assets	62.2	54.2

Total current assets	1,006.9	887.4

Facilities, less accumulated depreciation	337.1	336.2
Goodwill	369.4	376.8
Capitalized software costs, net of accumulated amortization: $141.8 in 2008; $129.1 in 2007	26.6	35.1
Long-term future income tax benefits	40.8	40.7
Investments in unconsolidated joint ventures	78.5	83.0
Other assets	28.4	35.0

Total Assets	$1,887.7	$1,794.2

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Loans payable to banks	$6.9	$10.2
Accounts payable	172.0	193.5
Accrued payroll	113.5	100.1
Current portion of warranties	56.9	49.7
Taxes on income	5.9	12.8
Indemnification liabilities	11.7	26.4
Other accrued liabilities	104.6	91.6

Total current liabilities	471.5	484.3

Long-term debt	202.3	116.0
Post-retirement benefits	327.7	334.1
Deferred tax liabilities	25.6	25.6
Minority interests	15.0	13.5
Long-term indemnification liabilities	51.3	55.6
Long-term income tax liabilities	92.7	95.6
Other liabilities	65.9	61.9

Total Liabilities	1,252.0	1,186.6
Total Shareholders’ Equity	635.7	607.6

Total Liabilities & Shareholders’ Equity	$1,887.7	$1,794.2

WABCO HOLDINGS INC.

Consolidated Statement of Cash Flows

(Unaudited)

	Three Months Ended September 30,
(Amounts in millions)	2008	2007
Operating activities:
Net income/(loss)	$63.7	$(0.3)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	19.9	16.7
Amortization of capitalized software and other intangibles	4.9	7.2
Equity in earnings of unconsolidated joint ventures, net of dividends received	(0.7)	1.9
Non-cash stock compensation	2.1	1.6
Loss on disposal of facilities	—	0.9
Changes in assets and liabilities:
Accounts receivable	59.9	(2.8)
Inventories	(2.7)	(13.4)
Accounts payable	(21.3)	(0.8)
Other accrued liabilities and taxes	(4.4)	33.7
Post-retirement benefits	(2.1)	3.7
Other current and long-term assets	(7.0)	(3.9)
Other long-term liabilities	(8.4)	1.9

Net cash provided by operating activities	103.9	46.4

Investing activities:
Purchases of property, plant and equipment	(24.1)	(14.0)
Investments in capitalized software	(1.4)	(3.0)

Net cash used in investing activities	(25.5)	(17.0)

Financing activities:
Net borrowings/(repayments) of long-term debt	2.4	(53.1)
Net borrowings of short-term debt	0.8	67.9
Purchases of treasury stock	(57.1)	(29.3)
Dividend payments	(4.5)	(4.8)
Proceeds from exercise of stock options	3.1	4.4
Net change in balance due from/to Trane or Trane affiliated entities	—	92.5

Net cash used in financing activities:	(55.3)	77.6

Effect of exchange rate changes on cash and cash equivalents	(26.0)	3.8

Net increase/(decrease) in cash and cash equivalents	(2.9)	110.8
Cash and cash equivalents at beginning of period	309.8	54.3

Cash and cash equivalents at end of period	$306.9	$165.1

WABCO HOLDINGS INC.

Consolidated Statements of Income

Reconciliation of Net Income to Performance Net Income and Performance Net Income per Diluted Share

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in millions, except per share data)	2008	2007	2008	2007
Net Income/(Loss)	$63.7	$(0.3)	$192.0	$71.1

Adjustments:
Streamlining cost, net of tax	3.5	2.0	9.8	8.4
Tax items	(0.6)	(0.9)	1.9	2.0
Separation costs, net of tax and separation related taxes	(5.3)	44.2	3.4	57.5

Performance Net Income	$61.3	$45.0	$207.1	$139.0

Performance Net Income per Diluted Common Share	$0.94	$0.65	$3.11	$2.00

Common Shares Outstanding – Diluted	65.4	69.5	66.5	69.6

Note:	The presentation of performance net income and performance net income per diluted common share is not in conformity with generally accepted accounting principles (GAAP). These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

WABCO HOLDINGS INC.

Reconciliation of Net Cash Provided

By Operating Activities to Free Cash Flow

(Unaudited)

	Three Months Ended September 30,
(Amounts in millions)	2008	2007
Net Cash Provided by Operating Activities	$103.9	$46.4

Deductions or Additions to Reconcile to Free Cash Flow:
Purchases of property, plant, equipment and computer software	(25.5)	(17.0)

Free Cash Flow	$78.4	$29.4

Note:	This statement reconciles net cash provided by operating activities to free cash flow. Management uses free cash flow, which is not defined by US GAAP, to measure the Company’s operating performance. Free cash flow is also one of the several measures used to determine incentive compensation for certain employees.

WABCO HOLDINGS INC.

Q3 2008 Data Supplement Sheet

(Unaudited)

	Quarter Ended September 30,
(Amounts in millions)	2008	% of Sales/ Adj Sales	2007	% of Sales/ Adj Sales	% Chg vs. 2007
Sales
Reported	$655.0		$595.5		10.0%
Foreign exchange translation effects	(48.7)		—

Adjusted Sales	$606.3		$595.5		1.8%

Gross Profit
Reported	$174.8	26.7%	$157.9	26.5%	10.7%
Streamlining costs	1.5		—
Separation costs	0.3		0.3

Performance Gross Profit	$176.6	27.0%	$158.2	26.6%	11.6%
Foreign exchange translational effects	(15.0)		—

Adjusted Gross Profit	$161.6	26.7%	$158.2	26.6%	2.1%

Selling, Administrative, Product Engineering Expenses and Other
Reported	$112.6	17.2%	$103.3	17.3%	9.0%
Streamlining costs	(2.7)		(2.7)
Separation costs	(4.4)		(6.8)

Performance Selling, Administrative, Product Engineering Expenses and Other	$105.5	16.1%	$93.8	15.8%	12.5%
Foreign exchange translational effects	(9.0)		—

Adjusted Selling, Administrative, Product Engineering Expenses and Other	$96.5	15.9%	$93.8	15.8%	2.9%

Operating Income
Reported	$62.2	9.5%	$54.6	9.2%	13.9%
Streamlining costs	4.2		2.7
Separation costs	4.7		7.1

Performance Operating Income	$71.1	10.9%	64.4	10.8%	10.4%
Foreign exchange translational effects	(6.0)		—

Adjusted Operating Income	$65.1	10.7%	$64.4	10.8%	1.1%

Equity in Income/(Loss) of Unconsolidated Joint Ventures
Reported	5.0		$(1.8)
Foreign exchange translational effects	(0.2)		—

Adjusted Equity in Income/(Loss) of Unconsolidated Joint Ventures	$4.8		$(1.8)

Income Before Income Taxes	$67.7		$49.7
Adjust for interest (income)/expense	(1.8)		2.1

EBIT (Earnings Before Interest and Taxes)	$65.9	10.1%	$51.8	8.7%	27.2%

Streamlining costs	4.2		2.7
Separation costs	4.7		7.1

Performance EBIT (Earnings Before Interest and Taxes)	$74.8	11.4%	$61.6	10.3%	21.4%
Foreign exchange translational effects	(6.2)		—

Adjusted EBIT (Earnings Before Interest and Taxes)	$68.6	11.3%	$61.6	10.3%	11.4%

Note:	The presentation of the performance measures above are not in conformity with generally accepted accounting principles (GAAP). These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

WABCO HOLDINGS INC.

Q3 2008 YTD Data Supplement Sheet

(Unaudited)

	Nine Months Ended September 30,
(Amounts in millions)	2008	% of Sales/ Adj Sales	2007	% of Sales/ Adj Sales	% Chg vs. 2007
Sales
Reported	$2,133.3		$1,736.6		22.8%
Foreign exchange translation effects	(224.6)		—

Adjusted Sales	$1,908.7		$1,736.6		9.9%

Gross Profit
Reported	$583.1	27.3%	$462.5	26.6%	26.1%
Streamlining costs	2.0		2.5
Separation costs	0.9		0.4

Performance Gross Profit	$586.0	27.5%	$465.4	26.8%	25.9%

Foreign exchange translational effects	(67.0)		—

Adjusted Gross Profit	$519.0	27.2%	$465.4	26.8%	11.5%

Selling, Administrative, Product Engineering Expenses and Other
Reported	$352.9	16.5%	$295.5	17.0%	19.4%
Streamlining costs	(9.1)		(8.8)
Separation costs	(13.3)		(14.9)

Performance Selling, Administrative, Product Engineering Expenses and Other	$330.5	15.5%	$271.8	15.7%	21.6%
Foreign exchange translational effects	(38.1)		—

Adjusted Selling, Administrative, Product Engineering Expenses and Other	$292.4	15.3%	$271.8	15.7%	7.6%

Operating Income
Reported	$230.2	10.8%	$167.0	9.6%	37.8%
Streamlining costs	11.1		11.3
Separation costs	14.2		15.3

Performance Operating Income	$255.5	12.0%	193.6	11.1%	32.0%
Foreign exchange translational effects	(28.9)		—

Adjusted Operating Income	$226.6	11.9%	$193.6	11.1%	17.0%

Equity in Income of Unconsolidated Joint Ventures
Reported	8.1		$7.0
Foreign exchange translational effects	(0.4)		—

Adjusted Equity in Income of Unconsolidated Joint Ventures	$7.7		$7.0		10.0%

Income Before Income Taxes	$235.4		$161.3
Adjust for interest (income)/expense	(2.8)		5.0

EBIT (Earnings Before Interest and Taxes)	$232.6	10.9%	$166.3	9.6%	39.9%
Streamlining costs	11.1		11.3
Separation costs	14.2		15.3

Performance EBIT (Earnings Before Interest and Taxes)	$257.9	12.1%	$192.9	11.1%	33.7%
Foreign exchange translational effects	(28.4)		—

Adjusted EBIT (Earnings Before Interest and Taxes)	$229.5	12.0%	$192.9	11.1%	19.0%

Note:	The presentation of the performance measures above are not in conformity with generally accepted accounting principles (GAAP). These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner

WABCO HOLDINGS INC.

Reconciliation of Projected US GAAP EBIT and Net Income to Performance EBIT, Net Income and EPS

For Full Year 2008 Projections

(Unaudited)

	(1 EURO = 1.54 USD)	(1 EURO = 1.54 USD)	(1 EURO = 1.47 USD)

(Amounts in millions, except per share data)	Previous Outlook 2008	Revised 2008	Revised 2008
EBIT (Earnings Before Interest and Taxes)
Projected US GAAP EBIT	$316.6 - $327.6	$281.0 - $289.0	$277.5 - $285.5
Streamlining costs	13.1	23.4	23.1
Separation costs	14.3	16.6	16.4

Performance EBIT (Earnings Before Interest and Taxes)	$344.0 - $355.0	$321.0 - $329.0	$317.0 - $325.0

Net Income
Projected US GAAP Net Income	$246.8 - $256.1	$229.1 - $235.7	$226.2 - $232.8
Streamlining costs, net of tax	10.5	20.6	20.3
Tax items	5.0	2.9	2.9
Separation costs, net of tax and separation related taxes	12.4	5.2	5.1

Performance Net Income	$274.7 - $284.0	$257.8 - $264.4	$254.5 - $261.1

Performance Net Income per Diluted Common Share	$4.12 - $4.26	$3.90 - $4.00	$3.85 - $3.95
Projected diluted common shares outstanding	66.6	66.1	66.1

Note:	The presentation of the performance measures above are not in conformity with generally accepted accounting principles (GAAP). These measures may not be comparable to similar measures of other companies as not all companies calculate these measures